SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K/A

                                 CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                December 31, 2009
                                -----------------
                Date of report (Date of earliest event reported)


                               DIGITAL FUEL, INC.
                               -----------------
             (Exact Name of Registrant as Specified in its Charter)


        Delaware                    000-16534              45-0375367
 ----------------------      ----------------------      ---------------
(State of Incorporation)    (Commission File Number)    (I.R.S. Employer
                                                          Identification)


    6601 E. Grant Road, Suite 101, Tucson, Arizona             85715
    ----------------------------------------------            --------
       (Address of Principal Executive Offices)              (Zip Code)


                                (520) 886-5354
                                 -------------
            (Registrant's Telephone Number, Including Area Code)


                                Not Applicable
                                --------------
       (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ X ] Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
      Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
      Exchange Act (17 CFR 240.13e-4(c))



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Item 4.01   Changes in Registrant's Certifying Accountant

     Effective December 31, 2009, the company dismissed the accounting firm of Eide Bailly LLP as independent auditors of the company. The company will not replace Eide Bailly with another auditing firm because of lack of money and lack of future prospects for additional money (see Item 8.01, Other Events, below).

     The report of Eide Bailly on the Company's financial statements for the fiscal year ended December 31, 2008 and the interim period through December 31, 2009 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, other than an explanatory paragraph with respect to the Company's ability to continue as a going concern. The fiscal year ended December 31, 2007 was audited by another accounting firm.

     In connection with the audit for the past fiscal year ended December 31, 2008 and the interim period through December 31, 2009, there were no disagreements with Eide Bailly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eide Bailly, would have caused Eide Bailly to make reference to the subject matter of the disagreements in connection with its audit reports on the Company's financial statements.


Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     Effective December 31, 2009, Michael R. Farley has resigned his position as Director and Chief Executive Officer of the company.


Item 8.01   Other Events

     On November 12, 2009, our board of directors approved plans to cease the registration of our common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and also approved a plan of liquidation and dissolution of the company. At the time that those decisions were made, the company had 1,121 shareholders listed with the transfer agent, Computershare. During the month of October 2009, Computershare sent letters to all shareholders as required by state laws to determine whether or not the shares of the company had been abandoned and should be turned over to the last state of residence of the known shareholder. This process of escheatment gives each shareholder 30 days to respond to the letter, and if there is no response, their shares are turned over to the state of their last known residence. On December 1, 2009, the board of directors learned that as a result of the escheatment process, the number of shareholders of the company was reduced from 1,121 to 419.

     On December 2, 2009, our board of directors decided to cancel the planned shareholder meeting to request a vote of shareholders to implement a reverse stock split. In light of the company losing approximately 63% of its shareholders as a result of the escheatment process, and the fact that no company stock has been traded on any exchange since 1990, the board decided it will terminate its relationship with its accounting firm, its legal firm and its transfer agent. Once all of those relationships have been terminated


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and all outstanding bills are paid, the board will pay the balance of any remaining funds on a proportional basis to the noteholders of the company. Because the debt of the company is over $2.5 million and accumulating at a default interest rate of 12% annually and because the company has no remaining assets, the board believes it has a fiduciary responsibility to distribute the balance of funds to the noteholders. The board determined there was no possible business opportunity that the company could engage in because of its substantial debt and negative net worth. The board also accepted the resignation of Michael Farley as a director and officer of the company to be effective December 31, 2009.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this current report that are not historical or current facts are forward-looking statements. All forward-looking statements in this current report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In addition to the risk the transactions described herein will not be completed, certain of these risks and uncertainties are described in the "Risk Factors" section of our Annual Report on Form 10-K for fiscal 2008 and other required reports, as filed with the SEC, which are available at the SEC's Website at http://www.sec.gov.


Item 9.01   Financial Statements and Exhibits

     (d)   Exhibits. The following exhibits are filed with this Form 8-K/A

     Exhibit     Description
     -------     -----------
      16.1       Letter from Eide Bailly, LLP to the Securities and
                 Exchange Commission  dated December 31, 2009.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          DIGITAL FUEL, INC.



Date: December 31, 2009                    /s/ Michael R. Farley
                                          -----------------------
                                          Michael R. Farley
                                          Chief Executive Officer